FIFTH AMENDMENT
THIS FIFTH AMENDMENT (this “Amendment”) is entered into as of May 4, 2018 (the “Fifth Amendment Effective Date”), by and among TIPTREE OPERATING COMPANY, LLC (the “Borrower”), the Specified Subsidiaries party hereto, FORTRESS CREDIT CORP. (“Fortress”), as Administrative Agent, Collateral Agent and Lead Arranger, and the Lenders signatory hereto.
W I T N E S S E T H:
WHEREAS, the Borrower, Fortress and the other Lenders, the Agents and the Lead Arranger are parties to that certain Credit Agreement dated as of September 18, 2013 (as amended, supplemented or otherwise modified from time to time as of immediately prior to the effectiveness of this Amendment, the “Existing Credit Agreement”; the Existing Credit Agreement, as amended by this Amendment, and as otherwise amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);
WHEREAS, the Borrower has informed Fortress that it wishes to (a) pursuant to Section 2.23 of the Existing Credit Agreement, obtain Incremental Term Loan Commitments in an aggregate principal amount equal to $47,000,000 under the Credit Agreement and (b) amend the Existing Credit Agreement to provide for the Fifth Amendment Incremental Term Loans, extend the Term Loan Maturity Date to September 18, 2020 and to effect the other amendments to the Existing Credit Agreement set forth in Section 2 hereto;
WHEREAS, the Borrower has requested that certain of the Lenders party hereto (the “Fifth Amendment Incremental Term Lenders”) make such Incremental Term Loans to the Borrower on the Fifth Amendment Effective Date, subject to the terms and conditions set forth herein; and
WHEREAS, the Fifth Amendment Incremental Term Lenders party hereto are willing to agree to this Amendment and to make such Incremental Term Loans, in each case, on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:
1.    Defined Terms. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Credit Agreement.

2.    Amendments to Existing Credit Agreement.

(a)    The Existing Credit Agreement is, effective as of the Fifth Amendment Effective Date, hereby amended to delete the bold, stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold, double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Credit Agreement attached as Exhibit A hereto.

(b)    It is understood and agreed that the Lenders signatory hereto hereby consent to the changes to the Existing Credit Agreement set forth in this Amendment, which shall become effective as of the Fifth Amendment Effective Date.

3.    Fifth Amendment Effective Date Transactions.

(a)    Subject to Section 3(b) hereof and the terms and conditions set forth herein and in the Credit Agreement, each Fifth Amendment Incremental Term Lender agrees, severally and not jointly, to make an Incremental Term Loan to the Borrower in a single drawing on the Fifth Amendment Effective Date in the principal amount set forth opposite such Fifth Amendment Incremental Term Lender’s name on Schedule I hereto (the “Fifth Amendment Incremental Term Loan”; the commitment of each Fifth Amendment Incremental Term Lender to make such Fifth Amendment Incremental Term Loan being called its “Fifth Amendment Incremental Term Commitment”). Amounts repaid in respect of Fifth Amendment Incremental Term Loans may not be reborrowed.

(b)    In consideration for the making of the Fifth Amendment Incremental Term Loans by the Fifth Amendment Incremental Term Lenders to Borrower, Borrower agrees that, notwithstanding anything contained herein to the contrary, the Fifth Amendment Incremental Term Loans to be made pursuant to this Amendment shall be made at a discount of 1.00%. The funding by the Fifth Amendment Incremental Term Lenders to the Borrower of $46,530,000 on the Fifth Amendment Effective Date shall be deemed to satisfy the Fifth Amendment Incremental Term Commitments of the Fifth Amendment Incremental Term Lenders hereunder. Notwithstanding the foregoing, the Borrowers shall repay to the Lenders the full principal amount of the Fifth Amendment Incremental Term Loans in accordance with the terms of the Credit Agreement.

(c)    Except as provided herein, the terms of the Fifth Amendment Incremental Term Loans shall be identical to those of the Term Loans outstanding immediately prior to the effectiveness of this Amendment (the “Existing Term Loans”).

(d)    Subject to the terms and conditions set forth herein, pursuant to Section 2.23 of the Credit Agreement, and effective as of the Fifth Amendment Effective Date, for all purposes of the Credit Documents, (i) the Fifth Amendment Incremental Term Commitments shall constitute Incremental Term Loan Commitments established, and the Fifth Amendment Incremental Term Loans made hereunder shall constitute an increase in the aggregate amount of the Existing Term Loans incurred, in accordance with Section 2.23 of the Credit Agreement, (ii) the Fifth Amendment Incremental Term Commitments shall be “Commitments” under the Credit Agreement, (iii) the Fifth Amendment Incremental Term Loans made pursuant to the Fifth Amendment Incremental Term Commitments shall be “Term Loans” under the Credit Agreement, and (iv) each Fifth Amendment Incremental Term Lender shall be a “Lender” under the Credit Agreement, shall be a party to the Credit Agreement as a Lender, shall have all the rights and obligations of, and benefits accruing to, a Lender under the Credit Agreement and shall be bound by all agreements, acknowledgements and other obligations of Lenders.

Without limiting the foregoing, the Fifth Amendment Incremental Term Loans made hereunder shall mature on the Term Loan Maturity Date, shall participate in any mandatory or voluntary prepayments in accordance with Section 2.14(b) of the Credit Agreement, and shall bear interest at the rate specified in the Credit Agreement.

(e)    The funding of the Fifth Amendment Incremental Term Loans to be made hereunder shall be made in the manner contemplated by Section 2.1 of the Credit Agreement. Unless previously terminated, the Fifth Amendment Incremental Term Commitments shall terminate at 5:00 p.m., New York City time, on the Fifth Amendment Effective Date.

4.    Specified Subsidiaries. The Specified Subsidiaries party hereto hereby agree to Section 6.3 of the Credit Agreement.

5.    Representations and Warranties.

(a)    The Borrower hereby represents and warrants that (x) the representations and warranties made by the Borrower contained in the Credit Documents are true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of the date hereof, except to the extent such representation or warranty expressly relates to an earlier date, in which case such representation and warranty is true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date and (y) after giving effect to this Amendment, no Event of Default exists;

(b)    The Borrower and each of the Specified Subsidiaries party hereto hereby represents and warrants that it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;
The Borrower and each of the Specified Subsidiaries party hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform its obligations under this Amendment;

(c)    The Borrower and each of the Specified Subsidiaries party hereto hereby represents and warrants that the execution, delivery and performance by it of this Amendment have been duly authorized by all necessary company action;

(d)    The Borrower and each of the Specified Subsidiaries party hereto hereby represents and warrants that this Amendment constitutes the legal, valid and binding obligation of Borrower or such Specified Subsidiary, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

6.    Effectiveness. The effectiveness of this Amendment on the Fifth Amendment Effective Date is subject to the satisfaction of the following conditions precedent:

(a)    The Administrative Agent (or its counsel) shall have received counterparts of this Amendment that, when taken together, bear the signatures of (A) the Borrower, (B) each Specified Subsidiary party hereto, (C) each Lender, (D) each Fifth Amendment Incremental Term Lender and (E) the Administrative Agent.

(b)    The Administrative Agent (or its counsel) shall have received an executed Note to evidence each Fifth Amendment Incremental Term Lender’s Fifth Amendment Incremental Term Loan, to the extent requested by such Fifth Amendment Incremental Term Lender, at least two Business Days before the Fifth Amendment Effective Date.

(c)    The Administrative Agent shall have received an executed copy of the favorable written opinion letter of Ropes & Gray LLP, counsel for Borrower and the Specified Subsidiaries party hereto and as to such matters as Administrative Agent may reasonably request, dated as of the Fifth Amendment Effective Date and otherwise in form and substance reasonably satisfactory to Administrative Agent (and Borrower hereby instructs such counsel to deliver such opinion letter to Agents and Lenders).

(d)    The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel shall reasonably have requested relating to the organization, existence and good standing of the Borrower and the Specified Subsidiaries party hereto, the authorization of this Amendment and the transactions contemplated hereby and any other legal matters relating to the Borrower, the Specified Subsidiaries party hereto, the Credit Documents or the transactions contemplated hereby, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel (and substantially consistent with the equivalent documents and certificates delivered by the Borrower on the Closing Date).

(e)    The Administrative Agent shall have received a certificate, dated the Fifth Amendment Effective Date and signed by the Borrower and the Specified Subsidiaries party hereto confirming compliance with the applicable representations set forth in Section 5 hereof.

(f)    The Administrative Agent shall have received a certificate, dated the Fifth Amendment Effective Date and signed on behalf of the Borrower, certifying that the conditions in Section 3.2(a)(iii) and (iv) of the Existing Credit Agreement are satisfied as of the Fifth Amendment Effective Date.

(g)    The Administrative Agent shall have received all other fees and other amounts due and payable on or prior to the Fifth Amendment Effective Date, including reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by the Borrower under the Existing Credit Agreement or any other Credit Document.

(h)    The Administrative Agent shall have received a written Funding Notice from the Borrower in respect of the Fifth Amendment Incremental Term Loans complying with the requirements Section 2.1(b) of the Existing Credit Agreement not later than 12:00 pm , New York City time, three Business Days before the Fifth Amendment Effective Date (or such later date as the Administrative Agent may agree).

7.    Indemnification. The terms of Section 10.3 of the Existing Credit Agreement are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

8.    No Modification. Except as expressly set forth herein, nothing contained herein shall be deemed to constitute a waiver of compliance with any term or condition contained in the Credit Documents or constitute a course of conduct or dealing among the parties. Fortress reserves all rights, privileges and remedies under the Credit Documents. Except as amended or otherwise modified hereby, the Credit Documents remain unmodified and in full force and effect. All references in the Credit Documents to the Credit Agreement shall be deemed to be references to the Credit Agreement as amended hereby.

9.    Counterparts. This Amendment may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Amendment by facsimile transmission or other electronic transmission (including email) shall be as effective as delivery of a manually executed counterpart hereof.

10.    Successors and Assigns. The provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

11.    Further Assurances. The terms of Section 5.13 of the Existing Credit Agreement are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

12.    Governing Law, Submission to Jurisdiction, Waiver of Jury Trial. The terms of Sections 10.14, 10.15 and 10.16 of the Existing Credit Agreement are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

13.    Severability. The illegality or unenforceability of any provision of this Amendment or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Amendment or any instrument or agreement required hereunder.
14.    Release. The Borrower, on behalf of itself and each of its heirs, successors, predecessors, agents, assigns, beneficiaries, trustees and other representatives, and any person claiming by, through, under or in concert with it, does hereby knowingly, voluntarily, unconditionally and irrevocably release, remise, acquit, satisfy, waive and forever discharge and covenant not to sue or initiate any claim or proceeding against Fortress and the Lenders of and from any and all claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever (collectively, “Claims”), against Fortress and the Lenders, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring on or prior to the date hereof, including, without limitation, any Claims with respect to any modifications to the Credit Agreement made by this Amendment.

15.    Reaffirmation. The Borrower as debtor, grantor, pledgor, guarantor, assignor, or in any other similar capacity in which it has granted liens or security interests in its property or otherwise acts as accommodation party or guarantor, as the case may be, hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under the Credit Documents to which it is a party (after giving effect hereto), (ii) ratifies and reaffirms that the aggregate principal amount of the Term Loans outstanding (immediately prior to the making of any Fifth Amendment Incremental Term Loan on the Fifth Amendment Effective Date) is $28,000,000 and (iii) ratifies and reaffirms the grant of security interests and liens and confirms and agrees that such security interests and liens hereafter secure all of the Obligations as amended hereby. The execution of this Amendment shall not operate as a waiver of any right, power or remedy of Fortress or the Lenders, constitute a waiver of any provision of any of the Loan Documents or serve to effect a novation of the Obligations.

16.    Tax Reporting. All of the parties hereto agree to treat, for U.S. federal, state and local income tax purposes, (a) the Obligations as undergoing a “significant modification” (within the meaning of Treasury Regulations Section 1.1001-3(e)) as a result of this Amendment and (b) the Obligations as not qualifying as “grandfathered obligations” within the meaning of Treasury Regulations Section 1.1471-2(b)(2)(i).

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has executed this Amendment as of the date set forth above.
BORROWER:

TIPTREE OPERATING COMPANY, LLC
By: /s/ Sandra Bell
Name: Sandra Bell
Title: Chief Financial Officer
SPECIFIED SUBSIDIARIES:

CAROLINE HOLDINGS LLC
By: /s/ Sandra Bell
Name: Sandra Bell
Title: Chief Financial Officer
TIPTREE DIRECT HOLDINGS LLC
By: /s/ Sandra Bell
Name: Sandra Bell
Title: Chief Financial Officer
ADMINISTRATIVE AGENT:
FORTRESS CREDIT CORP.

By: /s/ Jason Meyer
Name: Jason Meyer
Title: Authorized Signatory
LENDERS:
DBDB FUNDING LLC

By: /s/ Jason Meyer
Name: Jason Meyer
Title: Chief Administrative Officer

FORTRESS CREDIT OPPORTUNITIES VII CLO LIMITED

By: FCO VII CLO CM LLC, its collateral manager

By: /s/ Jason Meyer
Name: Jason Meyer
Title: Chief Administrative Officer
FORTRESS CREDIT OPPORTUNITIES IX CLO LIMITED

By: FCOD CLO Management LLC, its collateral manager

By: /s/ Jason Meyer
Name: Jason Meyer
Title: Authorized Signatory
FORTRESS CREDIT OPPORTUNITIES XI CLO LIMITED
By: FCOD CLO Management LLC, its collateral manager

By: /s/ Jason Meyer
Name: Jason Meyer
Title: Authorized Signatory
SCHEDULE I
Fifth Amendment Incremental Term Commitments

Fifth Amendment Incremental Term Lender	Fifth Amendment Incremental Term Commitment
DBDB Funding LLC	$4,000,000
Fortress Credit Opportunities VII CLO Limited	$8,162,570.37
Fortress Credit Opportunities IX CLO Limited	$27,023,249.95
Fortress Credit Opportunities XI CLO Limited	$7,814,079.68
Total	$47,000,000

Signature Page to Fifth Amendment

EXHIBIT A

“Agreement” means this Credit Agreement, dated as of September 18, 2013, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Alternative Rate” means a rate of interest equal to the sum of (a) the per annum rate of interest announced, from time to time, within Wells Fargo Bank, N.A. at its principal office in San Francisco as its “prime rate,” with the understanding that the “prime rate” is one of Wells Fargo Bank N. A.’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo Bank, N.A. may designate; provided, however, that Administrative Agent may, upon prior written notice to Borrower, choose a reasonably comparable index or source to use as the basis for the Alternative Rate, plus (b) five and one-half percent (5.50%) per annum.
“Applicable Margin” means (i) prior to the Fifth Amendment Effective Date, a percentage, per annum, equal to 6.50% and (ii) on and after the Fifth Amendment Effective Date, a percentage, per annum~~.~~ equal to 5.50%.
“Asset Sale” means a sale, lease or sublease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer, exclusive license or other disposition to, or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of Borrower’s business, assets or properties of any kind (including the disposition of any equity interests directly or indirectly held by the Borrower in another Person or Subsidiary), whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired (excluding, without limitation, any sale, issuance or other disposition of Capital Stock of Borrower), other than:
(a)    dispositions of inventory, equipment or other assets in the ordinary course of business (including pursuant to bulk sales);
(b)    dispositions of used, worn-out, obsolete or surplus property and property no longer used or useful in the businesses of Borrower;
(c)    dispositions of assets that are made subject to a Capital Lease or purchase money Indebtedness within 365 days after the acquisition, construction, lease or improvement of the asset financed;
(d)    dispositions of property that constitutes a casualty event;
(e)    dispositions of cash or Cash Equivalents (or Investments that were cash or Cash Equivalents when made);
(g)    dispositions or discounts by Borrower or any of its Subsidiaries of receivables or notes receivable arising in the ordinary course of business;

ordinary course of business, issuance of Capital Stock, incurrence or amendment or other modification of any Indebtedness and non-speculative hedging transactions, in each case whether or not consummated, plus (x) any other expenses or loss from extraordinary, unusual or non-recurring items and any other non-recurring loss not to exceed 5.0% of Cash Flow for Debt Service Coverage (or such greater amount as approved by Administrative Agent) for the twelve month period most recently ended for which financial statements are available, plus (xi) consultant, advisor and director fees and expenses accrued or paid during the period to the extent permitted to be paid under the Credit Documents in an aggregate amount not to exceed $750,000 in any Fiscal Year, plus (xii) purchase accounting adjustments, plus (xiii) any contingent or deferred payments (including, without limitation, severance, retention, earn-out payments, non-compete payments and consulting payments but excluding ongoing royalty payments) in connection with any Permitted Acquisition and paid or accrued during such period, plus (xiv) payments received by Borrower or any of its Consolidated Subsidiaries from business interruption insurance, to the extent not otherwise included in Consolidated Net Income, plus (xv) losses, costs or expenses to the extent covered by insurance and actually reimbursed or with respect to which Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and is not subject to dispute, but only to the extent that such amount is in fact reimbursed within 180 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 180 days); provided that, for the avoidance of doubt, amounts actually received in respect of such insurance shall not be included or added back in calculating Cash Flow for Debt Service Coverage nor shall any projected future losses be added back in calculating Cash Flow for Debt Service Coverage as a result of any such event (except to the extent such projected future losses exceed amounts reimbursable), plus (xvi) other non-Cash charges and non-Cash losses for such period, excluding any such non-Cash charges that constitute an accrual of or a reserve for cash charges for any future period, plus (xvii) extraordinary or non-recurring costs and expenses incurred in connection with facility consolidations, integration, closing and related costs for such period in connection with Permitted Acquisitions (including, without limitation, relocation, integration and facility opening and closings, signing, retention or completion bonuses, transactions and restructuring charges or reserves) not to exceed 5.0% of Cash Flow for Debt Service Coverage (or such greater amount as approved by Administrative Agent) for the twelve month period most recently ended for which financial statements are available, plus (xviii) charges, costs and expenses associated with the relocation or closure of facilities and costs associated with the transfer or relocation of employees in connection with a Permitted Acquisition not to exceed 5.0% of Cash Flow for Debt Service Coverage (or such greater amount as approved by Administrative Agent) for the twelve month period most recently ended for which financial statements are available, plus (xix) the amount of ordinary course dividends or other distributions actually received in Cash during such period from Excluded Subsidiaries, minus
(ii) the sum, without duplication of, (a) to the extent added back in determining such Consolidated Net Income for such period the sum, without duplication, of the amounts for such period of (i) any non-Cash items increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business or any reversal of an accrual or reserve for a potential cash item that reduced Cash Flow for Debt Service Coverage in any prior period), plus (ii) any extraordinary, unusual or non-recurring income or gains for such period, plus (b) ~~41~~25% of Taxable Income for such period.

“CLO” means any collateralized debt obligation fund.
“Closing Date” means the date on which the ~~i~~Initial Term Loans are made.
“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit G‑1.
“Collateral” as defined in the Pledge and Security Agreement. Notwithstanding anything herein to the contrary, at no time shall (i) more than 65% of the total outstanding voting Capital Stock of a CFC, and (ii) an asset of a CFC, in each case, serve as Collateral for any obligation hereunder.
“Collateral Agent” as defined in the preamble hereto.
“Collateral Documents” means the Pledge and Security Agreement, the Mortgages, if any, the Landlord Personal Property Collateral Access Agreements, if any, each Deposit Account Control Agreement, each Securities Account Control Agreement, if any, and all other instruments, documents and agreements delivered by Borrower pursuant to this Agreement or any of the other Credit Documents in order to grant to Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of Borrower as security for the Obligations.
“Collateral Questionnaire” means a certificate in form reasonably satisfactory to Collateral Agent that provides information with respect to the real, personal or mixed property of Borrower and its Subsidiaries.
“Commitment” means any Term Loan Commitment or Incremental Term Loan Commitment.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Amortization Expense” means, for any Person for any period, the amortization expense of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any Consolidated Amortization Expense attributable to (a) Excluded Subsidiaries, (b) Variable Interest Entities and (c) Non-Wholly Owned Subsidiaries).
“Consolidated Capital Expenditures” means, for any Person for any period, the aggregate of all expenditures of such Person and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of such Lender or Administrative Agent being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 2.22) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.19, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s or Administrative Agent’s failure to comply with Section 2.19(c) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Executive Officer” means, as applied to any Person, the chief executive officer, chief financial officer or chief legal officer of such Person.
“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Borrower or any of its Subsidiaries or any of their respective predecessors or Affiliates.
“Fair Share Contribution Amount” as defined in Section 7.2.
“Fair Share” as defined in Section 7.2.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Fee Letter” means the letter agreement dated as of the Closing Date between Borrower and Administrative Agent.
“Fifth Amendment” means the Fifth Amendment to this Agreement dated as of May 4, 2018, among the Borrower, Fortress, the Lenders party thereto and the Administrative Agent.
“Fifth Amendment Effective Date” as defined in the Fifth Amendment.
“Fifth Amendment Incremental Term Lender” as defined in the Fifth Amendment”.
“Fifth Amendment Incremental Term Loan” as defined in the Fifth Amendment.
“Fifth Amendment Incremental Term Loan Commitment” as defined in the Fifth Amendment.

“Internally Generated Cash” means funds not constituting Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds.
“Investment” means (i) any direct or indirect purchase or other acquisition by Borrower or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person; (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by Borrower or any of its Subsidiaries from any Person of any Capital Stock of such Person; and (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by Borrower to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write‑ups, write‑downs or write‑offs with respect to such Investment, but giving effect to any Returns with respect thereto.
“Invesque Capital Stock” means Capital Stock of Invesque Inc.
“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.
“Landlord Personal Property Collateral Access Agreement” means a Landlord Personal Property Collateral Access Agreement in form and substance reasonably satisfactory to Collateral Agent.
“Lead Arranger” as defined in the preamble hereto.
“Leasehold Property” means any leasehold interest of Borrower as lessee under any lease of real property, other than any such leasehold interest designated from time to time by Collateral Agent in its sole discretion as not being required to be included in the Collateral.
“Lender” means each financial institution listed on the signature pages hereto as ~~a~~ Lender, each Fifth Amendment Incremental Term Lender and any other Person that becomes a party hereto pursuant to an Assignment Agreement.
“Lender Counterparty” means each Lender or any Affiliate of a Lender counterparty to an Interest Rate Agreement (including any Person who is a Lender (and any Affiliate thereof) as of the time of entering into an Interest Rate Agreement but subsequently, ceases to be a Lender) including, without limitation, each such Affiliate that enters into a joinder agreement with Collateral Agent.
“Leverage Ratio” means, for any period, the percentage obtained by dividing (i) the aggregate principal amount of the Term Loan outstanding as of the last day of such period by (ii) the sum of (a) the aggregate principal amount of the Term Loan outstanding as of the last day of such period plus (b) Borrower’s Adjusted Economic Partnership Capital, in each case as shown on

Borrower’s unconsolidated financial statements most recently delivered pursuant to Section 5.1, expressed as a percentage.
“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.
“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of TFI and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate with comparison to and variances from the corresponding period of the prior Fiscal Year.
“Net Asset Sale Proceeds” means, with respect to (x) any Asset Sale by the Borrower or (y) an Asset Sale of Invesque Capital Stock by a Specified Subsidiary, an amount equal to: (i) Cash or Cash Equivalents received ~~by Borrower~~ from such Asset Sale (including any Cash or Cash Equivalents received by way of monetization of Designated Non-Cash Consideration, but only as and when received), minus (ii) the sum of (a) any bona fide reasonable direct costs and expenses incurred in connection with such Asset Sale (including sales commissions, brokerage, consultant, advisor, legal, accounting and investment banking fees and other professional fees, costs and expenses, survey costs, title insurance premiums, related search and recording charges, sales, transfer or other similar taxes, deed or mortgage recording taxes); provided, that any such fees, costs and expenses payable to any Affiliate of Borrower may not exceed the amount of fees, cost and expenses that might reasonably be payable at the time to a Person who is not an Affiliate, (b) taxes on the Cash or Cash Equivalents payments received ~~by Borrower~~ from such Asset Sale, determined by applying the highest combined income Tax rate (including all applicable Federal, state and local income Tax rates) applicable to an individual living in New York City subject to the highest federal, state and local income taxes; provided, that such taxes on the Cash or Cash Equivalents payments received ~~by Borrower~~ from such Asset Sale shall not exceed the Permitted Tax Distributions permitted under Section 6.5(e) and payable in Cash with respect to the applicable Tax period in which such Cash or Cash Equivalents payments are included in income for income Tax purposes, (c) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the Capital Stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, and (d) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken ~~by Borrower~~ in connection with such Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds.
“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash or Cash Equivalents received by Borrower (a) under any casualty insurance policy in respect of any covered loss thereunder, or (b) as a result of the taking of any assets of Borrower by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) the sum of (a) any actual and reasonable costs incurred by Borrower in connection with the adjustment or settlement of any claims of Borrower in respect thereof, (b) any bona fide direct costs incurred in connection with collecting such claim as referred to in clause (i)(a) of this definition or any taking of such assets as referred to in clause (i)(b) of this definition, including in each case consultant, advisor, legal, accounting and other professional fees, costs and expenses, sales, transfer or other
“Permitted Tax Distributions” means, so long as Borrower is treated as a partnership for U.S. federal income Tax purposes, distributions in an aggregate amount equal to (i) the aggregate income Taxes, determined by applying the highest combined income Tax rate (including all applicable Federal, state and local income Tax rates, and taking into account the deductibility (including applicable limitations on deductibility) of state and local income Taxes for federal income Tax purposes) applicable to an individual living in New York City subject to the highest federal, state and local income taxes in respect of the taxable income of Borrower (and its Subsidiaries) on a quarterly basis as any such income Taxes would be required to be paid for any taxable period (and, without duplication, after the end of such taxable year after a final determination of the amount of income Taxes for such year determined pursuant to this clause (i) based on the same assumptions above), plus (ii) the sum of all amounts that Borrower was permitted to distribute in prior tax periods pursuant to clause (i) of this definition that were not in fact distributed in any prior tax period as a result of applicable law prohibiting or restricting such distribution.
“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.
“Phase I Report” means, with respect to any Facility, a report that conforms to the ASTM Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process, E 1527.
“Pledge and Security Agreement” means the Pledge and Security Agreement to be executed by Borrower substantially in the form of Exhibit H, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
~~“Prepayment Premium” shall mean, in connection with (a) any Repricing Transaction or (b) any mandatory prepayment of Term Loans pursuant to Section 2.13(d), a premium (expressed as a percentage of the principal amount of such Loans to be prepaid or Commitments terminated) equal to the amount set forth below:~~

~~(i)~~ 	~~on or before the first anniversary of the Closing Date, three percent (3.00%);~~

~~(ii)~~	~~after the first anniversary of the Closing Date but on or before the second anniversary of the Closing Date, two percent (2.00%); and~~

 ~~(iii)    thereafter, zero percent (0.00%).~~

“Principal Office” means, for Administrative Agent, Administrative Agent’s “Principal Office” as set forth on Appendix B, or such other office as such Person may from time to time designate in writing to Borrower and each Lender; provided, however, that for the purpose of making any payment on the Obligations or any other amount due hereunder or any other Credit Document, the Principal Office of Administrative Agent shall be 1345 Avenue of the Americas, 46th Floor, New York, New York 10105 (or such other location within the City and State of New options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
“Securities Account” has the meaning given to such term by Section 8‑501 of the UCC.
“Securities Account Control Agreement” means any securities account control agreement delivered pursuant to Section 4.4.4(c) of the Pledge and Security Agreement, duly executed by the parties named therein and in form and substance reasonably satisfactory to Administrative Agent.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
“Solvency Certificate” means a Solvency Certificate of the chief financial officer of Borrower substantially in the form of Exhibit G‑2.
“Solvent” means, with respect to Person, that as of the date of determination, both (i)(a) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets; (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated or undertaken after the Closing Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Financial Accounting Standards Board Accounting Standards Codification Topic 450 (Contingencies)).
“Specified Investment” means any investment by Borrower or any Subsidiary to the extent financed with net cash proceeds received from the issuance of Capital Stock by, or capital contributions made to, TFI after the Closing Date, provided that (i) Administrative Agent receives written notice describing such Investment concurrently with or promptly following the issuance of such Capital Stock or the making of such capital contributions and (ii) such Investment is made within 90 days of receipt by TFI of such net cash proceeds.
“Specified Subsidiaries” means Tiptree Direct Holdings LLC, Caroline Holdings LLC and any other Subsidiary of the Borrower that owns Invesque Capital Stock, other than Fortegra Financial Corporation (or any of its Subsidiaries).
“Subordinated Indebtedness” means any Indebtedness of Borrower acceptable to Administrative Agent (in its sole discretion) that is expressly subordinated to the Obligations as to right and time of payment pursuant to a subordination agreement in form and substance reasonably satisfactory to Administrative Agent.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, Joint Venture or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided that, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Tax Return” as defined in Section 4.12.
“Taxable Income” means for any period, an amount determined for Borrower and its Subsidiaries on a consolidated basis equal to:
(i)    the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income, plus (b) the current portion of current and deferred taxes based on income of Borrower and its Subsidiaries and payable in Cash with respect to such period and plus (c) Consolidated Amortization Expense of TAMCO Manager, Inc. and its Subsidiaries for such period, minus
(ii) the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income attributable to Philadelphia Financial Group, Inc., plus (b) Consolidated Net Income attributable to any tax-exempt Subsidiary of Borrower or any tax-exempt Investment of Borrower and its Subsidiaries, plus (c) income from previously charged and unrealized Consolidated Depreciation Expense and Consolidated Amortization Expense recognized in such period.
“Term Loan” means an Initial Term Loan ~~and an~~, a Fifth Amendment Incremental Term Loan and any other Incremental Term Loan and “Term Loans” means the Initial Term Loans, the Fifth Amendment Incremental Term Loans and the other Incremental Term Loans, collectively.
“Term Loan Commitment” means an Initial Term Loan Commitment ~~and an~~, a Fifth Amendment Incremental Term Loan Commitment and any other Incremental Term Loan Commitment, and “Term Loan Commitments” means the Initial Term Loan Commitment ~~and any~~, the Fifth Amendment Incremental Term Loan Commitments and any other Incremental Term Loan Commitments, collectively.
“Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the sum of (i) the outstanding principal amount of the Term Loans of such Lender and (ii) the unused Term Loan Commitment of such Lender.
“Term Loan Maturity Date” means the earlier of (i) September 18, 20~~18~~20, and (ii) the date that all Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.
“Term Loan Note” means a promissory note in the form of Exhibit B, as it may be amended, restated, supplemented or otherwise modified from time to time.
“Terminated Lender” as defined in Section 2.22.
“TFI” means Tiptree Financial Inc., a Delaware corporation.
“TFP” means Tiptree Financial Partners, L.P., a Delaware limited partnership.
“Transaction Costs” means the fees, costs and expenses payable by Borrower on or before the Closing Date in connection with the transactions contemplated by the Credit Documents.
“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.
“Unrestricted Cash” means, with respect to any Person(s) as of any date of determination (i) Cash or Cash Equivalents on hand of such Person(s), minus, (ii) the sum of any amounts held by the issuer of a bond or letter of credit to cash collateralize the obligations of Borrower with respect to such bond or letter of credit and (d) any other Cash or Cash Equivalents of such Person(s) that have been pledged to a third party (other than pursuant to the Credit Documents).
“U.S. Tax Compliance Certificate” has the meaning given to such term in Section 2.19(c), the substantial form of which is attached as Exhibit F.

“Variable Interest Entities” means any corporation, partnership, limited partnership, limited liability company, limited liability partnership or other entity the accounts of which would be required to be consolidated with those of Borrower in Borrower’s consolidated financial statements if such financial statements were prepared in accordance with GAAP solely because of the application of ASC 810.
“Wholly Owned Subsidiary” means a Subsidiary of Borrower, all of the Capital Stock of which (other than directors’ qualifying shares) is owned directly or indirectly by Borrower.
the proceeds of all such Term Loans received by Administrative Agent from Lenders to be credited to the account of Borrower at Administrative Agent’s Principal Office or such other account as may be designated in writing to Administrative Agent by Borrower.
2.2.    [Intentionally Reserved.]
2.3.    [Intentionally Reserved.]
2.4.    Pro Rata Shares; Availability of Funds.
(a)    Pro Rata Shares. All Loans shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.
(b)    Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three (3) Business Days and thereafter at the Alternative Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Borrower and Borrower shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the Alternative Rate. Nothing in this Section 2.4(b) shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.5. Use of Proceeds. The proceeds of the Term Loans made on the Closing Date shall be used by Borrower (i) for general corporate purposes of Borrower (including, without limitation, working capital, Permitted Acquisitions and other Investments not prohibited by this Agreement) and (ii) to pay Transaction Costs. The proceeds of the Term Loans made after the Closing Date (including the Fifth Amendment Incremental Term Loans made on the Fifth Amendment Effective Date) shall be applied by Borrower for general corporate purposes of Borrower (including, without limitation, working capital, Permitted Acquisitions and other Investments not prohibited by this Agreement); provided that the proceeds of any Term Loans shall not be used to fund any extraordinary dividends or distributions to holders of any Capital Stock of Borrower. No portion of the proceeds of any Credit Extension shall be used in any manner that causes such Credit to the Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and each Lender.
(d)    Interest payable pursuant to Section 2.7(a) shall be computed (i) in the case of Alternative Rate Loans, on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of LIBO Rate Loans, on the basis of a 360‑day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.
(e)    Except as otherwise set forth herein, interest on each Loan shall be payable in arrears (i) on each Interest Payment Date applicable to that Loan; (ii) upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) at maturity, including final maturity.
2.8.    [Intentionally Reserved.]
2.9.    Default Interest. Automatically upon the occurrence and during the continuance of an Event of Default under Section 8.1(a), 8.1(f) or 8.1(g) or upon the occurrence and during the continuance of any Event of Default other than under Section 8.1(a), 8.1(f) or 8.1(g), at the written request of the Requisite Lenders, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post‑petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is three percent (3.00%) per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is three percent (3.00%) per annum in excess of the interest rate otherwise payable hereunder). Payment or acceptance of the increased rates of interest provided for in this Section 2.9 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.
2.10.    Fees. Borrower agrees to pay to Agents such other fees in the amounts and at the times separately agreed upon in the Fee Letter and all such fees described in the Fee Letter constitute part of the Obligations. All fees described in the Fee Letter shall be deemed earned in full on the date when the same are due and payable thereunder and shall not be subject to rebate or proration upon termination of this Agreement for any reason.
2.11.    Scheduled Payments. The principal amounts of the Initial Term Loans shall be repaid in consecutive quarterly installments (each, an “Installment”) on the last day of each Fiscal Quarter (each, an “Installment Date”), commencing December 31, 2013. For the Fiscal Quarter ending December 31, 2013, the installment amount shall be one percent (1.00%) of the original principal amount of the aggregate Initial Term Loan Commitments. Thereafter, such installments shall be in the respective amounts set forth below:

Fiscal Quarter Ending	Installment Amount if Net Leverage Ratio was less than or equal to 35% as of end of immediately preceding Fiscal Quarter	Installment Amount if Net Leverage Ratio was greater than 35% as of end of immediately preceding Fiscal Quarter
December 31, 2013, March 31, 2014 and June 30, 2014	1.00% of the principal amount of the original aggregate Initial Term Loan Commitments	1.00% of the principal amount of the original aggregate Initial Term Loan Commitments
September 30, 2014	1.00% of the principal amount of the original aggregate Initial Term Loan Commitments	1.50% of the principal amount of the original aggregate Initial Term Loan Commitments
December 31, 2014	1.00% of the principal amount of the original aggregate Initial Term Loan Commitments	2.00% of the principal amount of the original aggregate Initial Term Loan Commitments
March 31, 2016 and each Fiscal Quarter ending thereafter	1.00% of the principal amount of the original aggregate Initial Term Loan Commitments	2.50% of the principal amount of the original aggregate Initial Term Loan Commitments
Term Loan Maturity Date	All remaining principal, interest and charges with respect to the Term Loans

The principal amount of the Fourth Amendment Incremental Term Loans shall be repaid in consecutive quarterly Installments on each Installment Date, commencing June 30, 2016 in an amount equal to 1.00% of the principal amount of the aggregate Fourth Amendment Incremental Term Loan Commitments (or, if the Net Leverage Ratio was greater than 35% as of end of immediately preceding Fiscal Quarter, 2.50% of the principal amount of the aggregate Fourth Amendment Incremental Term Loan Commitments).
The principal amount of the Fifth Amendment Incremental Term Loans shall be repaid in consecutive quarterly Installments on each Installment Date, commencing June 30, 2018 in an amount equal to 1.00% of the principal amount of the aggregate Fifth Amendment Incremental Term Loan Commitments (or, if the Net Leverage Ratio was greater than 35%

as of end of immediately preceding Fiscal Quarter, 2.50% of the principal amount of the aggregate Fifth Amendment Incremental Term Loan Commitments).
Notwithstanding the foregoing, (x) such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with Sections 2.12 and 2.13, as applicable; and (y) the Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Term Loan Maturity Date.
2.12.    Voluntary Prepayments/Commitment Reductions.
(a)    Voluntary Prepayments.
(i)    Any time and from time to time, Borrower may prepay any such Loans on any Business Day in whole or in part (together with any amounts due pursuant to Sections 2.12(a)(iii) and 2.17(c)) in an aggregate minimum amount of $500,000 and integral multiples of $250,000 in excess of that amount (or, in each case if less, the entire amount of such Loan).
(ii)    All such prepayments shall be made upon not less than three (3) Business Days’ prior written or telephonic notice, given to Administrative Agent by 12:00 p.m. on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (and Administrative Agent will promptly transmit such telephonic or original notice by telefacsimile or telephone to each Lender). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein, provided that a notice of prepayment may be conditioned upon the closing of a replacement credit facility, other financing facility, merger or acquisition and may be revoked or delayed by Borrower if such replacement credit facility, other financing facility, merger or acquisition does not close and fund. Any such voluntary prepayment shall be applied as specified in Section 2.14(b).
(iii)     Prepayment Premium. ~~Borrower shall pay the applicable Prepayment Premium in~~ In connection with ~~(1)~~ any voluntary prepayments of Term Loans made pursuant to this Section 2.12 or mandatory prepayments of Term Loans required to be made pursuant to Section 2.13(d~~) or (2) any Repricing Transaction (it being understood that in~~ ), in each case prior to the six month anniversary of the ~~event that Borrower (x) makes any prepayment of Term Loans in connection with any Repricing Transaction,~~Fifth Amendment Effective Date (whether before or ~~(y) effects any amendment of this Agreement resulting in a Repricing Transaction,~~after acceleration of the Obligations or the commencement of any bankruptcy or insolvency proceeding), Borrower shall pay to the Administrative Agent, for the account of each of the applicable ~~Term~~ Lenders, ~~(I) in the case of clause (x)~~,a premium (expressed as a ~~Prepayment Premium~~percentage of the principal amount of such Term Loans to be prepaid) equal to 1.00% with respect to the amount of the Term Loans being so prepaid ~~and (II) in the case of clause (y), a payment equal to the Prepayment Premium with respect to the aggregate amount of the applicable Term Loans outstanding immediately prior to such amendment) and held by Lenders who~~

~~did not consent to such amendment (such Lenders, “Non-Participating Lenders”) for distribution on a pro rata basis to such Non-Participating Lenders; provided, that no Prepayment Premium shall be payable in connection with any Repricing Transaction that occurs within six months of the date that Borrower receives notice from Administrative Agent that the Loans shall bear interest at the Alternative Rate~~.

(b)     [Intentionally Reserved.]
2.13.    Mandatory Prepayments/Commitment Reductions.
(a)    Asset Sales.
(i) No later than five Business Days following the date of receipt (x) by Borrower of any Net Asset Sale Proceeds or (y) by the Borrower or any Subsidiary of any Net Asset Sale Proceeds from the sale of any Invesque Capital Stock, other than Net Asset Sale Proceeds that do not exceed $250,000 in the aggregate for all Asset Sales during the prior Fiscal Year, Borrower shall prepay the Loans and/or the Commitments shall be permanently reduced as set forth in Section 2.14(b) in an aggregate amount equal to such Net Asset Sale Proceeds; provided that no such prepayment shall be required pursuant to this Section 2.13(a) with respect to such portion of any Net Asset Sale Proceeds that Borrower shall have given written notice to the Administrative Agent on or prior the fifth Business Day following its receipt of such Net Asset Sale Proceeds of its intention to reinvest or cause to be reinvested all or a portion of such Net Asset Sale Proceeds in accordance with Section 2.13(a)(ii) (which election may only be made if no Event of Default has occurred and is then continuing); provided, further that any Net Asset Sale Proceeds that are received by way of monetization of Designated Non-Cash Consideration shall be deemed received by Borrower for purposes of the notification about reinvesment when such Designated Non-Cash Consideration was received.
(ii) With respect to any Net Asset Sale Proceeds realized or received with respect to any Asset Sale (other than any Net Asset Sale Proceeds specifically excluded from the application of Section 2.13(a)(i)), at the option of Borrower, Borrower may, directly or through one or more of its Subsidiaries, reinvest or cause to be reinvested all or any portion of such Net Asset Sale Proceeds in assets useful for such Person’s business within (x) twelve (12) months following receipt of such Net Asset Sale Proceeds or (y) if Borrower enters into a legally binding commitment to reinvest such Net Asset Sale Proceeds within twelve (12) months following receipt thereof, within one hundred eighty (180) days of the date of such legally binding commitment (provided that this clause (y) shall not operate to reduce the timeframe for reinvestment from a minimum of twelve (12) months and provided, further, that any Net Asset Sale Proceeds shall be held in an account subject to a Deposit Account Control Agreement pending such application) and (ii) if any Net Asset Sale Proceeds are not so reinvested within such reinvestment period or are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election, an amount equal to any such Net Asset Sale Proceeds shall be promptly applied to the prepayment of the Loans as set forth in this Section 2.13.

(b)    Insurance/Condemnation Proceeds.
(i)    No later than five Business Days following the date of receipt by Borrower, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds in excess of $500,000, Borrower shall prepay the Loans and/or the Commitments shall be permanently reduced as set forth in Section 2.14(b) in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided that no such prepayment shall be under this Section 2.21 are in addition to other rights and remedies which Borrower may have against such Defaulting Lender with respect to any Funding Default and which Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default or violation of Section 9.5(c).
2.22. Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (c) (i) any Lender (an “Increased-Cost Lender”) shall give notice to Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.17(b), 2.18, 2.19 or 2.20, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five (5) Business Days after Borrower’s request for such withdrawal; or (d) (i) any Lender shall become a Defaulting Lender, (ii) the Default Period for such Defaulting Lender shall remain in effect, and (iii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after Borrower’s request that it cure such default; or (e) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non‑Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender, Defaulting Lender or Non‑Consenting Lender (the “Terminated Lender”), Borrower may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and Terminated Lender shall pay any fees payable thereunder in connection with such assignment; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on~~,~~ (including any amount due pursuant to Section 2.12(a)(iii)), all outstanding Loans of the Terminated Lender (except in the case of a Defaulting Lender, such Defaulting Lender shall not receive its share of fees payable hereunder with respect to the Default Period), and (B) an amount equal to all accrued but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.10 (except in the case of a Defaulting Lender, such Defaulting Lender shall not receive its share of fees payable hereunder with respect to the Default Period); (2) on the date of such assignment, Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.18 or 2.19; (3) in the case of any such assignment resulting from a claim for compensation under Section 2.18 or payments required to be made pursuant to Section 2.19, such assignment will result in a reduction in such compensation or payments thereafter, and (4) in the event such

Terminated Lender is a Non‑Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non‑Consenting Lender. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.
2.23.    Incremental Credit Extensions.
(a) Borrower Request. Borrower may at any time after the ~~Closing~~Fifth Amendment Effective Date, by written notice to the Administrative Agent elect to request the establishment of one or more new Term Loan Commitments (each, an “Incremental Term Loan Commitment”) in a minimum amount of at least $10,000,000 and in integral multiples of $5,000,000 in excess thereof, and up to a maximum aggregate principal amount of $~~125,000,000~~0. Each such notice shall specify (i) the date (each, an “Increase Effective Date”) on which Borrower proposes that such Incremental Term Loan Commitment shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each person to whom Borrower proposes any portion of such Commitment Increase be allocated and the amounts of such allocations; provided, that (1) Borrower shall first seek Incremental Term Loan Commitments from the existing Lenders (provided, further that none of the existing Lenders will be required to provide any Incremental Term Loan Commitments, and any decision whether or not to do so by any such Lender shall be made at the sole discretion of such Lender) and (2) if such existing Lenders decline to provide within a reasonable period of time (in any event, not to exceed ten Business Days) following such request all or a portion of such Commitment Increases on terms acceptable to Borrower, then Borrower may seek commitments therefor from other Eligible Assignees (an “Additional Lender”); provided, that the Administrative Agent shall have consented (not to be unreasonably withheld, delayed or conditioned) to such Additional Lender’s making such Incremental Term Loans if such consent would be required under Section 10.6 for an assignment of Loans, as applicable, to such Additional Lender.
(b) Conditions. Each Incremental Term Loan Commitment shall become effective as of such Increase Effective Date; provided, that:
(i)    each of the conditions set forth in Section 3.2 shall be satisfied; and
(ii)    Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Lenders providing such Commitment Increases in connection with any such transaction.
(c) Terms of Incremental Term Loan Commitments. The terms and provisions of each Incremental Term Loan Commitment shall be as follows:
(i) terms and provisions of Loans made pursuant to Incremental Term Loan Commitments (“Incremental Term Loans”) shall be, except as otherwise set forth herein,

identical to the Term Loans (it being understood that Incremental Term Loans may be part of an existing tranche of Term Loans);
(ii) the weighted average life to maturity of all Incremental Term Loans shall be no shorter than the weighted average life to maturity of the existing Term Loans;
(iii) the maturity date of Incremental Term Loans shall not be earlier than the Term Loan Maturity Date; and
~~6.3. [Intentionally Reserved].~~
6.3.    Invesque Shares.
(a)    Borrower and the Specified Subsidiaries shall not: (x) create, incur, assume or permit to exist any consensual Lien on the Invesque Capital Stock or (y) sell, assign, convey or otherwise transfer the Invesque Capital Stock to (i) any Subsidiary that has outstanding Indebtedness (other than intercompany Indebtedness of Caroline Holdings LLC to Reliance First Capital LLC in an aggregate principal amount not to exceed $10,000,000), (ii) to any Subsidiary that is a Non-Wholly Owned Subsidiary or (iii) to Fortegra Financial Corporation or any of its Subsidiaries.
(b)    Borrower shall cause the Specified Subsidiaries not to, and the Specified Subsidiaries agree not to, create, incur, assume or guaranty, or otherwise become or remain liable with respect to any Indebtedness (other than intercompany Indebtedness of Caroline Holdings LLC to Reliance First Capital LLC in an aggregate principal amount not to exceed $10,000,000).
(c)    Borrower shall cause the Specified Subsidiaries not to, and the Specified Subsidiaries agree not to, amend or permit any amendments to their respective Organizational Documents, if such amendment would be adverse to the Administrative Agent or the Lenders in any material respect.
(d) Borrower shall cause any of its Subsidiaries that become Specified Subsidiaries after the Fifth Amendment Effective Date to become parties to this Agreement for purposes of this Section 6.3.
~~6.5~~ 6.4. No Further Negative Pledges. Except with respect to (a) specific property encumbered by a Lien permitted by Section 6.2 to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale, (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements, asset sale agreements, stock sale agreements and similar agreements entered into to the extent permitted hereunder; provided, that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses, joint venture agreements, asset sale agreements, stock sale agreements or similar agreements, as the case may be, (c) restrictions in other Indebtedness incurred in compliance with Section 6.1 in respect of Liens in favor of parties other than the Secured Parties, (d) restrictions contained in the Credit Documents or any related documents, (e) any other agreement that does not restrict in any manner Liens created pursuant to the Credit Documents on any Collateral securing the Obligations and does not require the granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Loan Party to secure the Obligations, or (f) any prohibition or limitation that exists pursuant to applicable laws; provided, that such restrictions, taken as a whole, are, in the good faith judgment of Borrower, no more materially restrictive with respect to such encumbrances and restrictions than those contained in this Agreement, Borrower shall not enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.